Exhibit 99.1 State Street Corporation One Congress Street Boston, MA 02114 NYSE: STT www.statestreet.com
Boston, MA… April 12, 2024 News Release

STATE STREET REPORTS FIRST QUARTER 2024 EPS OF $1.37; $1.69 EXCLUDING NOTABLE ITEMS(a)
% changes noted below reflect year-over-year 1Q comparisons
TOTAL FEE REVENUE UP 4% WITH MANAGEMENT FEES UP 12% AND FRONT OFFICE SOFTWARE AND DATA REVENUE UP 32%
BUSINESS MOMENTUM:
•NEW INVESTMENT SERVICING AUC/A WINS OF $474 BILLION
•RECORD $43.9 TRILLION OF AUC/A AND RECORD $4.3 TRILLION OF AUM AT QUARTER-END
FEE OPERATING LEVERAGE OF -2% POINTS REFLECTING NOTABLE ITEMS; POSITIVE FEE OPERATING LEVERAGE OF 3% POINTS, EXCLUDING NOTABLE ITEMS

Ron O'Hanley, Chairman and Chief Executive Officer: "We continued to execute on our strategic priorities to grow fee revenue and invest in our business while diligently managing our overall expense base, and returning capital to our shareholders, which enabled us to achieve positive fee operating leverage and strong EPS performance in the first quarter, excluding notable items."

O'Hanley added: "Fee revenue growth, on a year-over-year basis, reflected robust performance across our Global Advisors and Front office solutions businesses, which, along with growth in Servicing fees, more than offset lower trading revenues as volatility remained muted. Our Alpha platform continued to resonate with clients and we reported two new Alpha mandate wins in the quarter."

O'Hanley concluded: "I am encouraged by our strong start to the year and remain confident in the trajectory of our business. We will continue to focus on driving positive fee operating leverage through fee revenue growth, innovation, automation, and productivity while maintaining our strong balance sheet position."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q24	4Q23	1Q23	% QoQ		% YoY
Income statement:
Total fee revenue	$2,422	$2,365	$2,335	2%		4%
Net interest income	716	678	766	6		(7)
Total revenue	3,138	3,043	3,101	3		1
Provision for credit losses	27	20	44	35		(39)
Total expenses	2,513	2,822	2,369	(11)		6
Net income	463	210	549	nm		(16)

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$1.37	$0.55	$1.52	nm		(10)%
Return on average common equity (ROE)	7.7%	3.1%	9.3%	4.6%	pts	(1.6)%	pts
Pre-tax margin	19.1	6.6	22.2	12.5%	pts	(3.1)%	pts
AUC/A ($ billions)(1)	$43,912	$41,810	$37,635	5%		17%
AUM ($ billions)(1)	4,336	4,128	3,618	5		20

(1) As of period-end.

(a) See "1Q24 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Ilene Fiszel Bieler +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

1Q24 HIGHLIGHTS
(All comparisons are to 1Q23, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 17% to $43.9 trillion, largely driven by higher quarter-end market levels, net new business and client flows
•Investment Management AUM as of quarter-end increased 20% to $4.3 trillion, reflecting higher quarter-end market levels and net inflows

New business and strategy execution(a)
•New wins in 1Q24
◦New servicing fee revenue wins: New servicing fee revenue wins of $67 million, primarily related to Back office wins across Asset Managers and Alternatives client segments in North America and Europe
◦AUC/A wins: New servicing AUC/A wins of $474 billion, with the majority from the Asset Managers segment in both North America and Europe
•To be installed in future periods as of 1Q24
◦Servicing fee revenue to be installed: Quarter-end servicing fee revenue of $291 million to be installed in future periods
◦AUC/A to be installed: Quarter-end AUC/A of $2.6 trillion to be installed in future periods
•State Street Alpha®: Alpha reported 2 new mandate wins in 1Q24, including the second win associated with Alpha for Private Markets. 3 Alpha clients went live in 1Q24, bringing the total to 21 live mandates to-date
•Front Office Software and Data: Continued momentum in SaaS client implementations and conversions increased annual recurring revenue (ARR) to $326 million, up 19%
•Global Markets: Completed the acquisition of CF Global Trading, strengthening State Street's outsourced trading services capabilities in Europe

Revenue
•Total revenue increased 1%, reflecting higher Fee revenue, partially offset by lower Net interest income (NII)
•Fee revenue increased 4%, reflecting higher Management fees, Front office software and data revenue, and Servicing fees, partially offset by lower Securities finance and FX trading services revenues
◦Servicing fees increased 1%
◦Management fees increased 12%
◦FX trading services decreased 3%
◦Securities finance decreased 12%
◦Software and processing fees increased 25%

Expenses
•Total expenses increased 6%, primarily driven by a $130 million notable item representing the increased FDIC special assessment. Excluding notable items(b), total expenses increased 1%, reflecting continued business investments, largely offset by productivity savings
◦Compensation and employee benefits decreased 3%
◦Non-compensation expense increased 17%. Excluding notable items,(b) non-compensation expense increased 5%

(a) See the "In This News Release" section for explanations of AUC/A and new servicing fee revenue wins and of Front office software and data annual recurring revenue (ARR).
(b) Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Notable items

(Dollars in millions, except EPS amounts)	1Q24	4Q23	1Q23

FDIC special assessment(a)	$(130)	$(387)	$—

Net repositioning charges(b)	—	(203)	—

Other notable items (net)(c)	—	(30)	—

Total notable items (pre-tax)	$(130)	$(620)	$—

Income tax impact from notable items	(31)	(156)	—

EPS impact	$(0.32)	$(1.49)	$—

Capital and liquidity
•Standardized common equity tier 1 (CET1) ratio at quarter-end of 11.1% decreased 1% point compared to 1Q23, primarily driven by the continuation of common share repurchases and other capital distributions, partially offset by capital generated from earnings and an improvement in accumulated other comprehensive income (AOCI). CET1 ratio decreased 0.5% points compared to 4Q23, primarily driven by the expected normalization of risk-weighted assets (RWA)
•Liquidity coverage ratio (LCR) for State Street Corporation was approximately 107%, and LCR for State Street Bank and Trust was approximately 130%
•In 1Q24, State Street returned a total of $308 million of capital to common shareholders, consisting of $100 million of common share repurchases and declared common stock dividends of $208 million (or $0.69 per share)

(a) FDIC special assessment of $130 million in 1Q24 and $387 million in 4Q23 reflected in Other expenses.
(b) 4Q23 net repositioning charges of $203 million represents $182 million related to Compensation and employee benefits and $21 million related to Occupancy costs.
(c) 4Q23 Other notable items (net) of $30 million represents $41 million in Information Systems and Communications and $4 million in Other expenses, primarily associated with operating model changes, partially offset by Acquisition and restructuring benefit of $15 million.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	1Q24	4Q23	1Q23	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1)(2)	$43,912	$41,810	$37,635	5.0%	16.7%
Assets under Management (AUM)(2)	4,336	4,128	3,618	5.0	19.8

Market Indices:(3)
S&P 500 EOP	5,254	4,770	4,109	10.1	27.9
S&P 500 Daily Average	4,993	4,465	4,000	11.8	24.8
MSCI EAFE EOP	2,349	2,236	2,093	5.1	12.2
MSCI EAFE Daily Average	2,263	2,077	2,060	9.0	9.9
MSCI Emerging Markets EOP	1,043	1,024	990	1.9	5.4
MSCI Emerging Markets Daily Average	1,010	964	997	4.8	1.3
MSCI ACWI EOP	784	727	647	7.8	21.2
MSCI ACWI Daily Average	749	679	634	10.3	18.1
Bloomberg Global Aggregate Bond Index EOP	462	471	459	(2.1)	0.5
Bloomberg Global Aggregate Bond Index Daily Average	461	446	455	3.4	1.3

Foreign Exchange Volatility Indices:(3)
CBOE Volatility Index (VIX) Daily Average	13.7	15.3	20.7	(10.3)	(33.7)
JPM G7 Volatility Index Daily Average	7.3	7.8	10.3	(7.0)	(29.4)
JPM Emerging Market Volatility Index Daily Average	6.9	8.1	10.9	(14.5)	(36.8)

Specials Volumes:
S&P Global Industry Specials Average Volumes	7,114	7,540	10,503	(5.6)	(32.3)

Average Foreign Exchange Rate:
EUR vs. USD	1.086	1.076	1.073	0.9	1.2
GBP vs. USD	1.268	1.242	1.216	2.1	4.3
(1) Includes quarter-end assets under custody of $32,159 billion, $30,615 billion and $28,153 billion, as of 1Q24, 4Q23, and 1Q23, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners. S&P Global Specials Volumes sourced from S&P Global Market Intelligence.

INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	1Q24	4Q23	3Q23	2Q23	1Q23
North America - (US Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$(2)	$(207)	$(111)	$(113)	$(58)
Money Market	(9)	154	132	175	445
ETF	190	265	110	136	79
Total Flows(3)	$179	$212	$131	$198	$466

EMEA - Morningstar Direct Market Data:(1)(4)
Long Term Funds	$—	$(66)	$(40)	$(13)	$47
Money Market	56	130	47	13	27
ETF	53	51	31	27	38
Total Flows(3)	$109	$115	$38	$27	$112

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. See endnotes included in the "In This News Release" section.
(2) 1Q24 data for North America includes actuals for January and February 2024 and Morningstar estimates for March 2024.
(3) Line items may not sum to total due to rounding.
(4) 1Q24 data for Europe is on a rolling three-month basis for December 2023 through February 2024, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	1Q24	4Q23	1Q23	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$14,694	$14,070	$12,748	4.4%	15.3%
Mutual funds	11,552	11,009	10,077	4.9	14.6
Pension products	8,800	8,352	7,871	5.4	11.8
Insurance and other products	8,866	8,379	6,939	5.8	27.8
Total Assets Under Custody and/or Administration	$43,912	$41,810	$37,635	5.0%	16.7%
By asset class:
Equities	$25,909	$24,317	$20,966	6.5%	23.6%
Fixed-income	11,368	11,043	10,645	2.9	6.8
Short-term and other investments(2)	6,635	6,450	6,024	2.9	10.1
Total Assets Under Custody and/or Administration	$43,912	$41,810	$37,635	5.0%	16.7%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.
(2) Short-term and other investments includes derivatives, cash and cash equivalents and other instruments.

INVESTMENT MANAGEMENT AUM
The following tables present 1Q24 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of December 31, 2023	$2,513	$609	$467	$310	$229	$4,128
Net asset flows:
Long-term institutional(2)	(3)	(23)	—	14	(7)	(19)
ETF	2	3	—	—	(4)	1
Cash fund	—	—	9	—	—	9
Total flows, net	$(1)	$(20)	$9	$14	$(11)	$(9)
Market appreciation/(depreciation)	220	(4)	6	12	15	249
Foreign exchange impact	(20)	(7)	(1)	(1)	(3)	(32)
Total market and foreign exchange impact	$200	$(11)	$5	$11	$12	$217

Ending balance as of March 31, 2024	$2,712	$578	$481	$335	$230	$4,336

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	1Q24	4Q23	3Q23	2Q23	1Q23
Beginning balance	$4,128	$3,687	$3,797	$3,618	$3,481
Net asset flows:
Long-term institutional(1)	(19)	6	(30)	1	(16)
ETF	1	68	(1)	27	(6)
Cash fund	9	29	41	10	(4)
Total flows, net	$(9)	$103	$10	$38	$(26)
Market appreciation/(depreciation)	249	300	(96)	153	161
Foreign exchange impact	(32)	38	(24)	(12)	2
Total market and foreign exchange impact	$217	$338	$(120)	$141	$163

Ending balance	$4,336	$4,128	$3,687	$3,797	$3,618

(1) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	1Q24	4Q23	1Q23	% QoQ		% YoY
Back office servicing fees	$1,136	$1,128	$1,131	0.7%		0.4%
Middle office services	92	84	86	9.5		7.0
Servicing fees	1,228	1,212	1,217	1.3		0.9
Management fees	510	479	457	6.5		11.6
Foreign exchange trading services	331	307	342	7.8		(3.2)
Securities finance	96	97	109	(1.0)		(11.9)
Front office software and data	144	179	109	(19.6)		32.1
Lending related and other fees	63	58	56	8.6		12.5
Software and processing fees	207	237	165	(12.7)		25.5
Other fee revenue	50	33	45	51.5		11.1
Total fee revenue	$2,422	$2,365	$2,335	2.4%		3.7%

Net interest income	716	678	766	5.6%		(6.5)%
Total Revenue	$3,138	$3,043	$3,101	3.1%		1.2%

Net interest margin (FTE)(1)	1.13%	1.16%	1.31%	(0.03)%	pts	(0.18)%	pts
(1) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees increased 1% compared to 1Q23, primarily from higher average market levels, partially offset by pricing headwinds, lower client activity/adjustments including changes in client asset mix, and a previously disclosed client transition. Servicing fees increased 1% compared to 4Q23, mainly due to higher average market levels, partially offset by lower client activity/adjustments including changes in client asset mix, and pricing headwinds.

Management fees increased 12% compared to 1Q23, primarily due to higher average market levels and net inflows from prior periods, partially offset by the impacts of a strategic ETF product suite repricing initiative. Management fees increased 6% compared to 4Q23, mainly driven by higher average market levels and net inflows from prior periods, partially offset by lower performance fees.

Foreign exchange trading services decreased 3% compared to 1Q23, mainly due to lower spreads associated with subdued FX volatility, partially offset by higher volumes. Foreign exchange trading services increased 8% compared to 4Q23, primarily reflecting higher volumes and Direct FX spreads.

Securities finance decreased 12% compared to 1Q23, mainly due to lower Agency balances and lower spreads primarily due to muted industry specials activity. Securities finance decreased 1% compared to 4Q23, primarily due to lower spreads, partially offset by higher balances.

Software and processing fees increased 25% compared to 1Q23, mainly driven by higher Front office software and data revenue associated with CRD. Software and processing fees decreased 13% compared to 4Q23, primarily due to lower On-premises renewals in Front office software and data, partially offset by higher Lending related and other fees.
•Front office software and data increased 32% compared to 1Q23, primarily reflecting continued SaaS implementations and conversions, which drove Professional services and Software-enabled revenue growth. Front office software and data decreased 20% compared to 4Q23, primarily due to lower On-premises renewals and installations
•Lending related and other fees increased 13% compared to 1Q23 and increased 9% compared to 4Q23
Other fee revenue increased $5 million compared to 1Q23, primarily due to a tax credit investment accounting change, partially offset by lower positive fair value adjustments on equity investments. Other fee revenue increased $17 million compared to 4Q23, primarily driven by the absence of the impact of the Argentine peso devaluation.

Net interest income decreased 7% compared to 1Q23, largely due to deposit mix shift and lower average non-interest-bearing deposit balances, partially offset by the impact of higher average interest rates, client lending growth, and investment portfolio positions. Compared to 4Q23, NII increased 6%, primarily driven by higher investment securities yields, average interest-bearing deposits and loan growth, partially offset by a decline in non-interest-bearing deposits.

Total revenues were positively impacted by currency translation by $8 million and $10 million compared to 1Q23 and 4Q23, respectively.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	1Q24	4Q23	1Q23	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$150	$134	$121	11.9%	24.0%
Provision for credit losses	27	20	44	35.0	(38.6)
Charge-offs	(31)	(4)	(3)	nm	nm
Ending Balance	$146	$150	$162	(2.7)%	(9.9)%

Total provision for credit losses decreased $17 million compared to 1Q23, reflecting the absence of an episodic provision associated with industry support for a U.S. financial institution. Total provision for credit losses increased $7 million compared to 4Q23, reflecting an increase in loan loss reserves associated with commercial real estate. Charge-offs were $31 million in 1Q24, largely related to a single property in the commercial real estate portfolio.

EXPENSES

(Dollars in millions)	1Q24	4Q23	1Q23	% QoQ		% YoY
Compensation and employee benefits	$1,252	$1,247	$1,292	0.4%		(3.1)%
Information systems and communications	432	473	414	(8.7)		4.3
Transaction processing services	248	242	239	2.5		3.8
Occupancy	103	128	94	(19.5)		9.6
Acquisition and restructuring costs	—	(15)	—	nm		—
Amortization of other intangible assets	60	59	60	1.7		—
Other	418	688	270	(39.2)		54.8
Total Expenses	$2,513	$2,822	$2,369	(10.9)%		6.1%
Total expenses, excluding notable items(1)	$2,383	$2,202	$2,369	8.2%		0.6%

Effective tax rate	22.5%	(4.4)%	20.2%	26.9%	pts	2.3%	pts
(1) See "1Q24 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Compensation and employee benefits decreased 3% compared to 1Q23, mainly due to lower incentive compensation, salaries and contractor spend. Compared to 4Q23, Compensation and employee benefits remained flat, largely due to the absence of repositioning charges in the prior quarter and reflecting seasonal expenses. Excluding notable items(a), Compensation and employee benefits increased 18% compared to 4Q23, largely driven by seasonal expenses.

Information systems and communications increased 4% compared to 1Q23, reflecting higher technology and infrastructure investments, partially offset by optimization savings and vendor savings initiatives. Compared to 4Q23, Information systems and communications decreased 9%, reflecting the absence of notable items in the prior quarter. Excluding notable items,(a) Information systems and communications was flat compared to 4Q23.

(a) Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Transaction processing services increased 4% compared to 1Q23, mainly reflecting higher revenue-related broker fees, and increased 2% compared to 4Q23, primarily due to higher revenue-related sub-custody costs.

Occupancy increased 10% compared to 1Q23, mainly associated with consolidating an operations joint venture in India and other real estate costs, partially offset by footprint optimization. Compared to 4Q23, Occupancy decreased 20%, primarily due to the absence of repositioning charges in the prior quarter. Excluding notable items,(a) Occupancy decreased 4% compared to 4Q23, primarily driven by footprint optimization, partially offset by an operations joint venture consolidation in India.

Other expenses increased $148 million compared to 1Q23, primarily driven by a $130 million notable item representing the increased FDIC special assessment. Excluding notable items(a), Other expenses increased $18 million compared to 1Q23, primarily due to the timing of foundation funding. Compared to 4Q23, Other expenses decreased $270 million, largely reflecting a decrease in notable items. Excluding notable items(a), Other expenses decreased $9 million compared to 4Q23, primarily reflecting lower marketing spend, partially offset by the timing of foundation funding.

Total expenses were negatively impacted by currency translation of $9 million compared to both 1Q23 and 4Q23.

TAXES
The effective tax rate of 22.5% in 1Q24 increased from 20.2% in 1Q23 and (4.4)% in 4Q23, primarily due to the absence of higher discrete benefits in the prior periods as well as the impact of notable items in 4Q23.

(a) Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	1Q24	4Q23	1Q23
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	11.1%	11.6%	12.1%
Tier 1 capital ratio	13.2	13.4	13.8
Total capital ratio	14.9	15.2	15.2

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	11.7	12.1	13.0
Tier 1 capital ratio	13.9	13.9	14.8
Total capital ratio	15.6	15.7	16.0

Tier 1 leverage ratio	5.4	5.5	6.0
Supplementary leverage ratio	6.5	6.2	6.8

Liquidity coverage ratio (LCR) (1)	107%	106%	108%
LCR - State Street Bank and Trust (1)	130%	122%	124%
(1) See the "In This News Release" section for further details on LCR and the calculation between State Street Corporation and State Street Bank and Trust.
Standardized capital ratios were binding for all periods included above.
CET1 (Standardized) ratio at quarter-end of 11.1% decreased 1% point compared to 1Q23, primarily driven by the continuation of common share repurchases and other capital distributions, partially offset by capital generated from earnings and an improvement in AOCI. CET1 ratio decreased 0.5% points compared to 4Q23, primarily driven by the expected normalization of RWA.

Tier 1 leverage ratio at quarter-end of 5.4 decreased 0.6% points compared to 1Q23, primarily driven by higher average assets. Tier 1 leverage ratio decreased 0.1% points compared to 4Q23, primarily driven by higher average assets, partially offset by higher Tier 1 capital.

Liquidity coverage ratio (LCR) for State Street Corporation was approximately 107%, down 1% point compared to 1Q23, and up 1% point from 4Q23. LCR for State Street Bank and Trust was approximately 130%.

(a) Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, April 12, 2024, at 10:00 a.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (888) 886-7786. The Conference ID# is 14320217.

Recorded replay of the conference call will be available on the website and by telephone at (877) 674-7070 beginning approximately two hours after the call's completion. The Conference ID# is 14320217 and the Playback Passcode is 320217 #. The telephone replay will be available for approximately one month following the conference call.

This News Release, presentation materials referred to on the conference call and, additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor News & Events" and under the title “Events & Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage and net stable funding ratios, on a quarterly basis on its website at http://investors.statestreet.com, under "Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 1Q24, State Street expects to publish its updates during the period beginning today and ending on or about May 10, 2024 and on or about May 15, 2024 for the liquidity coverage ratio.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $43.9 trillion in assets under custody and/or administration and $4.3 trillion* in assets under management as of March 31, 2024, State Street operates globally in more than 100 geographic markets and employs approximately 46,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of March 31, 2024 includes approximately $66 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be consistent over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time. State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•In March 2023, the Financial Accounting Standards Board issued new accounting guidance that expands the use of proportional amortization accounting to other types of tax credit investments regardless of the tax credit program from which the income tax credits are received. We adopted the new standard in the second quarter of 2023, effective January 1, 2023 for renewable energy production tax credit investments under the modified retrospective approach. The impact of adoption resulted in an increase in Other fee revenue, an increase in Tax expense and was not material to net income.
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•Servicing fee revenue wins/backlog represents estimates of future annual revenue associated with new servicing engagements State Street determines to be won during the current reporting period, which may include anticipated servicing-related revenues associated with acquisitions or structured transactions, based upon factors assessed at the time the engagement is determined by State Street to be won, including asset volumes, number of transactions, accounts and holdings, terms and expected strategy. These and other relevant factors influencing projected servicing fees upon asset implementation/onboarding will change from time to time prior to, upon and following asset implementation/onboarding, among other reasons, due to varying market levels and factors and client and investor activity and preferences. Servicing fee/backlog estimates are not updated to reflect those changes, regardless of the magnitude or direction of, or reason for, any change. Servicing fee revenue wins in any period include estimated fees attributable to both (1) services to be provided for new estimated AUC/A reflected in new asset servicing wins for the period (with AUC/A to be onboarded in the future) and (2) additional services to be provided for AUC/A already included in our end-of period AUC/A (i.e., for which other services are currently provided); and the magnitude of one source of servicing fee revenue wins relative to the other (i.e., (1) relative to (2)) will vary from period to period. Therefore, for these and other reasons, comparisons of estimated servicing fee revenue wins to estimated new asset servicing AUC/A wins for any period will not produce reliable fee per AUC/A estimates. See also the succeeding two bullets in this “In This News Release” section in reference to considerations applicable to pending servicing engagements, which similarly apply to engagements for which reported servicing fee revenue wins/backlog are attributable.
•New asset servicing mandates, including announced Alpha front-to-back investment servicing clients, may be subject to completion of definitive agreements, consents or assignments, approval of applicable boards and shareholders and customary regulatory approvals, the failure to complete any of which will prevent the relevant mandate from being installed and serviced. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates, servicing assets remaining to be installed in future periods and servicing fee revenues remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, and we provide varied services from our full suite of offerings to different clients. The basis for fees will also differ across regions and clients and can reflect pricing pressures traditionally experienced in our industry. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees also are generally affected by various factors, including investment product type and strategy and relationship pricing for clients, and are more sensitive to market valuations than are servicing fees. Therefore, no assumption should be drawn from management fees associated with changes in AUM levels.

•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and CRD for Private Markets and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue, revenue from affiliates and licensing fees (excluding the portion allocated to maintenance and support) from On-premises software. Front office software and data ARR was $273 million, $315 million, and $326 million in 1Q23, 4Q23, and 1Q24, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for On-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 1Q24. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•State Street Bank and Trust's (SSBT) LCR is significantly higher than State Street Corporation's (SSC) LCR, primarily due to application of the transferability restriction in the U.S. LCR Final Rule to the calculation of SSC’s LCR. This restriction limits the amount of HQLA held at SSC’s principal banking subsidiary, SSBT and available for the calculation of SSC’s LCR to the amount of net cash outflows of SSBT. This transferability restriction does not apply in the calculation of SSBT’s LCR, and therefore SSBT’s LCR reflects the full benefit of all of its HQLA holdings.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-over-year (YoY) is the current period compared to the same period a year ago.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•Fee operating leverage is the rate of growth of total fee revenue less the rate of growth of total expenses, relative to the successive prior year period, as applicable.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denotes Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "On-premises" denotes On-premises revenue as recognized in the CRD business.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income; "AFS" denotes Available-for-sale; "SA-CCR" denotes Standard Approach for Counterparty Credit Risk.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis, and is calculated by dividing FTE NII by average total interest-earning assets. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETFs and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 1Q24 data for North America (US domiciled) includes Morningstar actuals for January and February 2024 and Morningstar estimates for March 2024.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 1Q24 data for Europe is on a rolling three-month basis for December 2023 through February 2024, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth and sales prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “priority,” “will,” “expect,” “intend,” “aim,” “outcome,” “future,” “strategy,” “pipeline,” “trajectory,” “target,” “guidance,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•We could be adversely affected by political, geopolitical, economic and market conditions, including, for example, as a result of liquidity or capital deficiencies (actual or perceived) by other financial institutions and related market and government actions, the Israel-Hamas war, ongoing war in Ukraine, major political elections globally, actions taken by central banks to address inflationary and growth pressures, monetary policy tightening, periods of significant volatility in valuations and liquidity or other disruptions in the markets for equity, fixed income and other assets classes globally or within specific markets;
•Our development and completion of new products and services, including State Street Alpha® and those related to digital assets and artificial intelligence, may impose costs on us, involve dependencies on third parties and may expose us to increased operational, model and other risks;
•Our business may be negatively affected by our failure to update and maintain our technology infrastructure, or otherwise meet the increasing resiliency expectations of our clients and regulators, or as a result of a cyber-attack or similar vulnerability in our or business partners' infrastructure;
•Our risk management framework, models and processes may not be effective in identifying or mitigating risk and reducing the potential for related losses, and a failure or circumvention of our controls and procedures, or errors or delays in our operational and transaction processing, or those of third parties, could have an adverse effect on our business, financial condition, operating results and reputation;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of these transactions, including the consolidation of our operations joint ventures in India, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We have significant global operations and clients that can be adversely impacted by disruptions in key global economies, including local, regional and geopolitical developments affecting those economies;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets, governmental action or monetary policy. For example, among other risks, increases in prevailing interest rates or market conditions have led, and were they to occur in the future could further lead, to reduced levels of client deposits and resulting decreases in our NII or to portfolio management decisions resulting in reductions in our capital or liquidity ratios;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk of counterparties, who may also have substantial financial dependencies on other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our revenue and is subject to decline based on, among other factors, market and currency declines, investment activities and preferences of our clients and their business mix;
•If we are unable to effectively manage our capital and liquidity, our financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory requirements and considerations, including capital, credit and liquidity;
•We face extensive and changing government regulation and supervision in the jurisdictions in which we operate, which may increase our costs and compliance risks and may affect our business activities and strategies;
•Our businesses may be adversely affected by government enforcement and litigation;

•Our businesses may be adversely affected by increased and conflicting political and regulatory scrutiny of asset management stewardship and corporate sustainability or ESG practices;
•Our efforts to improve our billing processes and practices are ongoing and may result in the identification of additional errors or areas for remediation;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated results of operations and financial condition;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•We could face liabilities for withholding and other non-income taxes, including in connection with our services to clients, as a result of tax authority examinations;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•Shifting and maintaining operational activities to non-U.S. jurisdictions, changing our operating model and outsourcing to, or insourcing from, third parties may expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings or operational improvements;
•Attacks or unauthorized access to our or our business partners' or clients' information technology systems or facilities, such as cyber-attacks or other disruptions to our or their operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts and customizing service delivery for clients expose us to increased operational risk, pricing and performance risk;
•We may not be able to protect our intellectual property or may infringe upon the rights of third parties;
•The quantitative models we use to manage our business may contain errors that could adversely impact our business, financial condition, operating results and regulatory compliance;
•Our reputation and business prospects may be damaged if investors in the collective investment pools we sponsor or manage incur substantial losses in these investment pools or are restricted in redeeming their interests in these investment pools;
•The impacts of climate change, and regulatory responses, and disclosure requirements related to such risks, could adversely affect us; and
•We may incur losses or face negative impacts on our business as a result of unforeseen events including terrorist attacks, natural disasters, climate change, pandemics, global conflicts, an abrupt banking crisis and other geopolitical events which may have a negative impact on our business and operations.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2023 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.